BINDING TERM SHEET ON SHARE EXCHANGE TRANSACTION AMONG HF ENTERPRISES INC AND MR CHAN HENG FAI AMBROSE

This term sheet sets out the terms for transactions among the Parties as defined hereunder ("Term Sheet").

PARTIES	1) HF Enterprises, Inc., a Delaware corporation, having its office at 4800 Montgomery Lane, Suite 210, Bethesda, Maryland 20814. (hereinafter and its subsidiaries referred to as "**HFE**") 2) Mr Chan Heng Fai Ambrose, passport number K0836283G, having address at 7 Temasek Boulevard #29-01B Suntec Tower One, Singapore 038987. (hereinafter referred to as "**Mr Chan**") (HFE and Mr Chan shall each be known as a "Party", and collectively the "Parties".)
BACKGROUND	<u>Alset International Limited ("Alset")</u> Alset is a Singapore Exchange Catalist-listed Company that operates as a global enterprise involved in (i) property development and investments primarily in the United States and Western Australia; (ii) development, research, testing, manufacturing, licensing and distribution of biomedical products; (iii) asset management with a primary focus in the US medical and housing REIT space; (iv) direct sales of a variety of health and wellness products; and (v) information technology-related businesses including blockchain technology. As at the date of signing of this Term Sheet, Mr Chan (directly and indirectly) owns 1,322,318,305 shares of Alset, which represents approximately 74.71% ownership calculated based on 1,769,909,946 total issued shares outstanding. <u>LiquidValue Development Pte Ltd ("LVD")</u> LVD is a Singapore company having its office at 7 Temasek Boulevard #29-01B Suntec Tower One, Singapore 038987. LVD is a 100% owned company by Mr Chan. <u>True Partner Capital Holding Limited ("True Partners")</u> True Partners operates as a fund management company in the United States and Hong Kong. The company manages funds and provides managed accounts on a discretionary basis using a proprietary trading platform. It offers investment management and consultancy services. The company also develops and supports its trading platform and related proprietary software; and provides management services for a portfolio of securities or futures contracts. Its investors for funds and managed accounts are primarily professional investors, including collective investment undertakings, family offices, pension funds, high-net-worth individuals, endowments/foundations, and financial institutions.

	The company was founded in 2010 and is headquartered in Tsim Sha Tsui, Hong Kong. As at the date of signing of this Term Sheet, Mr Chan owns 62,122,908 shares of True Partners, which represents approximately 15.53% ownership calculated based on 400,000,000 total issued shares outstanding. American Pacific Bancorp ("APB") APB is a bank holding company, focused on acquiring controlling equity positions of commercial bank(s) in the United States. APB will inject digital banking capabilities into the banks to provide global banking services to global clients, increasing profitability. APB is highly focused on the digital banking space, decentralized finance (blockchain based FinTech) capabilities. As at the date of signing of this Term Sheet, Mr Chan owns 4,775,523 shares of APB, which represents approximately 86.44% ownership calculated based on 5,524,788 total issued shares outstanding.
TRANSACTION OVERVIEW	TRANSACTION 1 – MR CHAN'S 2017 WARRANTS HFE is desirous of purchasing from Mr Chan 1,500,000,000 of his 2017 Warrants in Alset. (the "**2017 Warrants**") Details of the 2017 Warrants are as follows: Total Unexercised 2017 Warrants: 1,597,775,000. - Exercise Price: SGD 0.048 per warrant - Issue Date: 22 March 2017 - Expiry Date: 21 March 2022 - Number of 2017 Warrants held by Mr Chan: 1,576,925,000 **Consideration**: The lesser of: 1) **USD 28,363,966.42** or 2) **Appraised Value Warrants** (as defined below) (the "**Purchase Price Warrants**") Should the Appraised Value Warrant be lower than USD 28,363,966.42 then Mr Chan shall have the right to re-negotiate the Purchase Price Warrants or abort the Transaction at his absolute discretion. In consideration of the purchase of the 2017 Warrants, HFE shall issue new ordinary shares to Mr Chan or his designates, an aggregate number of ordinary shares of HFE equivalent to the value of the Purchase Price Warrants. The number of HFE shares to be issued will be based on the average of the last 5 days' closing price per share of HFE upon signing of this Term Sheet. TRANSACTION 2 – LIQUIDVALUE DEVELOPMENT PTE LTD HFE is desirous of purchasing from Mr Chan 100% of LVD.

	As of December 31, 2020 unaudited report, LVD has a Net Asset Value (**NAV**) of SGD 229,245.36 or USD 173,394.87. **Consideration:** SGD 229,245.36 or USD 173,394.87, representing 100% of the NAV as of December 31, 2020 unaudited report. (the "**Purchase Price LVD**") In consideration of the purchase of 100% of LVD, HFE shall issue new ordinary shares to Mr Chan, an aggregate number of ordinary shares of HFE equivalent to the value of the Purchase Price LVD. The number of HFE shares to be issued will be based on the average of the last 5 days' closing price per share of HFE upon signing of this Term Sheet. **TRANSACTION 3 – TRUE PARTNERS** HFE is desirous of purchasing from Mr Chan his ownership in True Partners. **Consideration:** The consideration of the purchase of 62,122,908 shares of True Partners from Mr Chan will be based on the market trading price. The price per share of True Partners will be based on the average of the last 5 days' closing price per share of True Partners upon signing of this Term Sheet. For purpose of clarity, the amount will be **USD 6,729,629.29**. (the "**Purchase Price True Partners**") In consideration of the purchase of 62,122,908 shares of True Partners from Mr Chan, HFE shall issue new ordinary shares to Mr Chan, an aggregate number of ordinary shares of HFE equivalent to the value of the Purchase Price True Partners. The number of HFE shares to be issued will be based on the average of the last 5 days' closing price per share of HFE upon signing of this Term Sheet. **TRANSACTION 4 – APB** HFE is desirous of purchasing from Mr Chan his ownership in APB. **Consideration**: The lesser of: 3) **USD 28,653,138.00** or 4) **Appraised Value APB** (as defined below) (the "**Purchase Price APB**") Should the Appraised Value APB be lower than USD 28,653,138.00 then Mr Chan shall have the right to re-negotiate the Purchase Price APB or abort the Transaction at his absolute discretion. In consideration of the purchase of 4,775,523 shares of APB from Mr Chan, HFE shall issue new ordinary shares to Mr Chan, an aggregate number of ordinary shares of HFE equivalent to the value of the Purchase Price APB. The number of HFE shares to be issued

	will be based on the average of the last 5 days' closing price per share of HFE upon signing of this Term Sheet. (Transactions set out above shall each be known as Transaction 1, Transaction 2, Transaction 3 and Transaction 4 respectively, and collectively the "Transactions".)
VALUATION	HFE will appoint an independent third-party professional valuation firm or investment bank to conduct a valuation of the 2017 Warrants and APB (such valuations, respectively the "Appraised Value Warrants" and "Appraised Value APB"). The Parties agree that the Purchase Price was arrived at arm's length and on a willing-buyer-willing-seller basis, taking into account the valuation report of the 2017 Warrants and APB or fairness opinion and prevailing economic conditions.
REPRESENTATION AND WARRANTIES	The Parties hereby represent and warrant that they have on behalf of their respective companies, the full legal rights and capacities to enter into this Term Sheet and to perform their respective obligations and that they are not in violation of any laws or any courts.
COUNTERPARTS	This Term Sheet and any amendments, if any, may be executed in counterparts (including by facsimile), each of which shall be an original with the same effect as if the signatures thereto and hereto were part of the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Parties.
CONFIDENTIALITY	Save for any disclosure, filing or report made to any government agency, regulatory body or exchange (including but not limited to the Nasdaq), or disclosures made to accountants, advisors, legal counsel or consultants, each Party shall keep strictly confidential the negotiations relating to this transaction, the existence of this transaction and the contents of this Term Sheet and shall not disclose the name to any other person without the prior written consent of the other Parties.
BINDING EFFECT	This Term Sheet shall be legally binding. Execution of a definitive agreement or agreements shall be subject to completion of satisfactory business, financial and legal due diligence by all parties, any required stock exchange or other regulatory approvals, board of directors' approvals, and approval of the shareholders of HFE.
DEFINITIVE AGREEMENT	This Term Sheet shall be superseded by a definitive share exchange agreement ("Definitive Share Exchange Agreement") entered into for this Transactions as soon as practicable and in any event, within 3 months or such extension as mutually agreed in writing by all Parties from the date of signing of this Term Sheet.

TERMINATION PERIOD	This Term Sheet will automatically terminate and be of no further force and effect upon the earlier of (i) six months from the signing of this Term Sheet; (ii) with mutual agreement of the Parties; or (iii) upon the parties' execution of the Definitive Agreement.
CONDITION PRECEDENT	The completion of the proposed Transactions contemplated herein (the "Completion") will be subject to HFE having obtained approvals from its was board of directors, shareholders and regulatory clearance, if required.
COMPLETION	Completion shall take place within six (6) months or any date as mutually agreed by all parties from the date of signing of this Term Sheet.
COSTS AND EXPENSES	Each Party shall be responsible for its respective costs and expenses in relation to the preparation of this Term Sheet and Definitive Agreement, if any.
GOVERNING LAW AND DISPUTE RESOLUTION	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state's choice of law provisions which would require the application of the law of any other jurisdiction.

Dated: **4 January 2021**

We hereby accept the above terms and conditions.

SIGNED BY:

Name: ANG HAY KIM
Title: DIRECTOR
For and on behalf of
HF ENTERPRISES INC.

SIGNED BY:

Name: CHAN HENG FAI AMBROSE